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                                                                  EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Columbia Bancorp:

We consent to the incorporation by reference in the registration statement (No. 333-10231) on Form S-8 of Columbia Bancorp of our report dated January 21, 2000 except as to note 16, which is as of February 23, 2000, relating to the consolidated statements of condition of Columbia Bancorp and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income and comprehensive income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, which report appears in the December 31, 1999 annual report on form 10-K of Columbia Bancorp.


                                    /s/ KPMG LLP
                                    ------------
                                    KPMG LLP


Baltimore, Maryland
March 27, 2000